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                                                                    EXHIBIT 99.1


            Collegiate Pacific Sees 2003 FY EPS Reaching $.28 to $.30

Dallas, June 18, 2003 (Business Wire) - Collegiate Pacific (Amex - BOO) today discussed earnings for its 2003 year which ends June 30.

Michael Blumenfeld, CEO, in discussing the year, anticipated results and future periods, stated "As previously disclosed the results for the year will include accelerated marketing expenses on one hand and will be aided by the final utilization of tax credits on the other. It is anticipated that commencing with our 2004 fiscal year that all future periods will reflect a full corporate tax rate.

"Using 2003 as a platform, we believe that revenues and earnings for the next three fiscal years will expand dramatically. We forecast and manage Collegiate Pacific based on three year intervals. We now expect revenues to grow at 20%-25% annually and EPS (based on the current 4.3m primary shares outstanding) to reach or exceed $.70 per share during this new three year cycle. Details for each of the next three years projections will be discussed at the Company's upcoming annual meeting. Successful acquisitions or corporate developments could result in higher revenues and earnings.

"We remain focused on continuing to be the leading innovator and supplier of new products to our customers. Our internally designed and manufactured products now represent approximately 35% of our total revenues and continues to grow in proportion to our overall revenue base."

Collegiate Pacific is the nation's fastest growing manufacturer and supplier of sports equipment primarily to the institutional markets. The Company offers more than 3,200 products to 35,000 existing customers and generates the majority of its orders via the distribution of 1.5 million catalogs, Internet activity and telemarketing.

This report includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and is subject to the safe-harbor created by that section. The Company's actual results may differ from the results discussed in any forward-looking statements.

For additional information contact Mike Blumenfeld at 972/243-8100 or visit the Company web site at Cpacsports.com.

SOURCE: Collegiate Pacific

Collegiate Pacific, Dallas

Mike Blumenfeld, 972/243-8100

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June 19, 2003


VIA ELECTRONIC TRANSMISSION
Securities & Exchange Commission
450 5th Street, N.W.
Judiciary Plaza
Washington, D.C.  20549

         Re:  Collegiate Pacific Inc. (the "Company")
              Commission File No. - 0-17293
              Form 8-K

Dear Commissioners:

         On behalf of the Company, we are transmitting for filing an electronic copy of the Company's Report on form 8-K. Please call the undersigned at (214) 939-8700 if you have any questions.

                                                     Sincerely yours,

                                                     /s/ Michael R. Dorey

                                                     Michael R. Dorey
                                                     mdorey@slw.com
                                                     214.939.8700

MRD/tv
Enclosures

cc:  Collegiate Pacific Inc.
     Grant Thornton LLP
     Brian M. Lidji